As filed with the Securities and Exchange Commission on April 21, 2017

Registration No. 333-170501
Registration No. 333-181561

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-170501
FORM S-8 REGISTRATION STATEMENT NO. 333-181561

Under
The Securities Act of 1933

LANXESS Solutions US Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

52-2183153
(I.R.S. Employer Identification No.)

1818 Market Street, Suite 3700, Philadelphia , PA 19103
 199 Benson Road Middlebury, CT 06749
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Chemtura Corporation 2010 Long-Term Incentive Plan
 Chemtura Corporation 2012 Employee Stock Purchase Plan
(Full title of the plan)

Lee H. Sjoberg
Secretary
LANXESS Solutions US Inc.
199 Benson Road Middlebury, CT 06749
(203) 573-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Peter Allan Atkins
Neil P. Stronski
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036-6522
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 of LANXESS Solutions US Inc., formerly known as Chemtura Corporation, a Delaware corporation (the "Company") (collectively, the "Registration Statements"), filed by the Company with the Securities and Exchange Commission (the "SEC"):

•
Registration Statement on Form S-8 (Registration File No. 333-170501), originally filed with the SEC on November 9, 2010, registering 11,000,000 shares of Common Stock, par value $0.01 per share, of the Company ("Common Stock") under the Chemtura Corporation 2010 Long-Term Incentive Plan; and

•
Registration Statement on Form S-8 (Registration File No. 333-181561), originally filed with the SEC on May 21, 2012, registering 1,000,000 shares of Common Stock under the Chemtura Corporation 2012 Employee Stock Purchase Plan,

On April 21, 2017, pursuant to an Agreement and Plan of Merger, dated September 25, 2016, among the Company, a Delaware corporation, Lanxess Deutschland GmbH, a limited liability company formed under the laws of Germany ("Parent"), and LANXESS Solutions US Inc. (f/k/a LANXESS Additives Inc.), a Delaware corporation ("Merger Sub"), Merger Sub was merged with and into the Company (the "Merger"), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent.

In connection with, and as a result of, the Merger, the Company has terminated all offerings of the Company's securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all of such securities of the Company registered but that remain unsold under the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Pennsylvania, on April 21, 2017.

LANXESS Solutions US Inc.

By:	/s/ Lee H. Sjoberg
Lee H. Sjoberg
Secretary